Eternal Forecasts 2003 Sales for Sheep Embryonic Transfer Division


HOUSTON, July 9 /PRNewswire-FirstCall/  -- Eternal Technologies,  Inc. (Bulletin
Board: ETLT) today announced that preliminary sales forecasts for its sheep embryonic transfer division should amount to $5.32 million while net profits for the division are expected to be $4.27 million when annual plant production reaches 2,000 tons. Sales are projected to be increased by an additional $11.6 million and gross profit increased an additional $3.3 million over present operations when annual output is 4,000 tons.


Eternal also announced that it will expand its geographic market penetration to include Inner Mongolia and Gansu since demand has increased dramatically in those regions for Eternal's products. The Company expects to transfer an additional 1,800 embryos for a total of 7,800 for 2003. Eternal is seeking funding to meet these expansion goals.

Jijun Wu, Chairman of Eternal Technologies, stated, "High demand necessitated the recent opening of Eternal's AnBo Embryo Biotech Center in Beijing to handle the production of embryonic transfers. Since the facility opened, costs of sales have decreased by over 50% since the plant allowed Eternal to develop and process products domestically instead of through importation from other countries. Through opening our facility in the heart of the country's capital, Eternal has been able to capture significant market share and maintain our dominant position as the largest embryonic transfer company in China."

About Eternal Technologies Group Eternal Technologies Group is China's major agricultural genetics and bio- pharmaceutical R&D firm operating with the support of the Chinese Government.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.